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EXHIBIT 23.2

STATEMENT REGARDING THE ABSENCE OF THE CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        In May 2002, Vastera appointed KPMG LLP and dismissed Arthur Andersen LLP as its independent auditor. For additional information, see Vastera's Current Report on Form 8-K dated May 14, 2002. On August 31, 2002, Arthur Andersen LLP voluntarily relinquished all of its permits and is no longer licensed to practice as a public accountant. As a result, the registrant has not been able to obtain Arthur Andersen LLP's written consent to the incorporation by reference into Vastera's Registration Statement File Nos. 333-86176 and 333-103090 and the related prospectuses (the "Registration Statements") of Andersen's audit reports with respect to Vastera's consolidated financial statements as of December 31, 2001 and the two years in the period then ended where such incorporation is by virtue of Vastera's including such report in the Annual Report on Form 10-K. Under these circumstances, Rule 437a under the Securities Act permits Vastera to file this annual Report on Form 10-K without a written consent from Arthur Andersen LLP. As a result, with respect to transactions in Vastera's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein where such liability would otherwise arise by virtue of Vastera including such report in this Annual Report on Form 10-K. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this filing. The registrant believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the registrant's officers and directors, may still rely on Arthur Andersen LLP's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

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STATEMENT REGARDING THE ABSENCE OF THE CONSENT OF ARTHUR ANDERSEN LLP